Exhibit 10.1

Product Transfer and Cooperation Agreement

Party A：Dongsheng Pharmaceutical International Co., Ltd
Party B：Shanghai Wante Pharmaceutical Co., Ltd

In accordance with the friendly consultations between Party A and Party B，based on the principle of complementary advantages, mutual development, long-term synergies, and promotion and development, in terms of the co-operation of all intellectual property transfer of the micro-emulsion alprostadil product, by consensus, to enter into this written agreement thereafter.

1.  Main contents of the cooperation agreement：
In accordance with all intellectual property of the existing products of Party B (micro-emulsion alprostadil injection)，(including the transfer of projects focus on new technology products which are chosen and determined by both parties or recommended by Party B), and depth of technical development cooperation and mutual support, etc.

In accordance with other technologies production and management of related drugs or agency products, making cooperation throughout the country or in domestic part of the regional market，and cooperative investments which are involved in domestic drug production enterprises and such aspects for mutual support and close coordination.

1. 1. Content of the Products technology Transfer：
The content of transfer of all intellectual property rights of micro-emulsion alprostadil injection （hereinafter referred to as “the product”）， Party B will transfer all intellectual property rights of the product items to Party A.

1.2. The main rights and obligations of both parties:
1.2.1.The main rights and obligations of Party A：
a) Pay to Party B the product project transfer of all intellectual property rights in two phases, total cost: 10 million RMB, of which five million is in cash, the other five million RMB paid by corresponding value of the company equity of Party A. It is calculated by USD $1.50 per share, at the agreed exchange rate of RMB and U.S. at dollar 1USD: 6.6RMB for conversion, and the conversion part of the total number of shares is 505,000 shares in sum.

b) After this transfer and the signing of the cooperation agreement by both Party A and Party B，Party A should pay the initial margin of the technology transfer within 7 days after the signing, total amount 2,400,000RMB. Upon the completion of clinical products, and approval of production issued by the Chinese State Drug Administration，and after two sides signed the acceptance certificate. Party A should pay the second transfer margin to Party B, total amount 2,600,000 RMB and 505,000 shares.

c) Assist Party B to complete coordination of the approval process by State Drug Administration and Center for Evaluation of New Drug to ensure that the drugs can be successfully passed the technical assessment.

1.2.2. The main rights and obligations of Party B:
a) Party B should sign the production machining contract with Shanghai Fuda Pharmaceutical Co., Ltd; after the approval of production, Party B can transfer this production machining contract to Party A.

b) Party B is responsible for the review, proof, declaration of this project, the cost which is required will be borne by Party B.

c) Party B is responsible to provide a set of intellectual property information of the project (is subject to the agreed details in the annex).

2. Technical secret, information and the submission deadline, place and mode
Party B, after signing the cooperation agreement with Party A within one week, should offer Party A the full set of intellectual property information (technical application material data of production and declaration in written and per e-mail separately to Party A in a week.

3.The geographical scope and specific ways of using the intellectual Property
Party A: has the intellectual property right to use the product, assist Party B to conduct the declaration of Drugs until the production certificate is obtained and use such intellectual property to put that species into production and sales & marketing promotion.

Party B：It is the intellectual property licenser, on the condition that when Party A agrees, Party B has the right to further research and development, the further technological achievements of R&D should be owned by Party A. Party A will pay Party B a fee as a reward.

4. Acceptance criteria and method
This project assignment take the approval document of production issued by the Chinese State Drug Administration as the acceptance criteria, and the acceptance certificate signed by both parties. Party B shall ensure compliance with national standards of production quality, and has the responsibility to assist Shanghai Fuda Pharmaceutical Co., Ltd to ensure each batch of product meets the national standard.

5. Funds and its method of payment
5.1. the total value of transaction  RMB 10,000,000.
5.2. method of payment（divided into two phases）
The first phase： RMB 2,400,000,time of payment：within one week after the agreement is signed，the agreement is entered into force。
The second phase：2.6 million RMB (and in time the listed sale price of open market is not less than 1.5 U.S. dollars/share) and the equivalent of 5 million RMB of Party A Company’s (DNGH.OB) 50.5 million shares. Payment time: when the products is awarded with the approval document by the State Food and Drug Administration and as well as the acceptance certificate is signed within a week. (The above five million yuan cost of the Dongsheng Pharmaceutical International Co., Ltd. in China, a wholly-owned holding company, "Xin Tai Pharmaceutical Co., Ltd. of Sichuan Province" payments).

6. Breach or calculation of damages for the loss
Breach of contract，the party in breach shall bear the liability therefore in accordance with the relevant provisions of the PRC Contract Law.

6.1. Breach of Article V of this contract, Party A shall bear the following liabilities:
Besides the amount payable to Party B, Party A should pay a default penalty equal to 0.1% fee for every day in arrears. 30 days overdue, this contract will be automatically terminated, the contract payments will not be refunded by Party B.

Party A guarantees that the options of offshore holding company which are converted to shares to transfer to Party B are the securities outside the territory of China which are open and cashable and can be legally traded; meanwhile, Party A guarantees that at the time(second phase)the price of the conversion into shares according the provisions of the contract, the actual stocks which are transferred to Party B, the price of floatation of shares which are listed on open market, are not lower than the price of the calculated conversion into shares(that is on the occasion the price of floatation of the shares which are listed on the open market is not lower than $1.5 per share).If at that time the price of the floatation of the shares are still lower than $1.5 per share, Party B has the right to claim Party A to pay 5,000,000 RMB of settlement, Party A agrees that Party B has this option. If the second phase payments and stocks are not able to pay due to Party A’s reason, Party B may not return the agreement deposit.

6.2. Breach of Article I of this contract, Party B shall bear the following liability:
Failed to obtain the approval document due to technical reasons of Party  B bear the liability, all contract payments should be refunded by Party B. f the approval documents can’t be obtained before May 1st,2010 due to the reason of Party B, Party A has the right to claim to recover the amount and terminate the contract, terminate this agreement and pay fines.

6.3. In the event of force majeure risk, Party A and B will bear the investment which has been paid and the human cost separately.

7. Subsequent improvement of the technique providing and the Intellectual property sharing of the value-add part
For the purpose of this agreement, “Subsequent technical improvement” means during the term of this agreement either party or both parties make innovations and improvements for the know-how set forth in the agreement. The subsequent improved technological achievements will be owned by Party A.

All intellectual property rights that may create other value added (such as foreign investment and converted into shares) contained in this agreement, it is agreed by both parties of A and B that for the value added part, each party  will hold 50% shares.

8.  Method of agreement for the solution of dispute
In case there arise some disputes in the process of the implement of this contract, the litigants of the two parties reconcile or not can adopt an   arbitration or solve according to the judicial procedure.

In case there arise some disputes in the process of the implementation of this agreement, the litigants of the two parties reconcile or not can adopt an   arbitration or solve the dispute, both Party A and Party B are agreed to adopt an arbitration by Chinese International Economic and Trade Arbitration Committee in accordance with China International Economic and Trade Arbitration Commission Arbitration Rules.

9.  Interpretation of terms and phrases
None

10.  Other conventions
10.1. The modification of either company’s name should be with written notice and provide a document evidencing the change.

10.2. The agreement is made with 4 originals, each party shall have two sets of the original version. The annex of this Agreement is an indivisible part of this Agreement, which has the same legal effect as this agreement.

10.3. For issues not stipulated in this Contract, Party A and B may sign a supplement agreement after multiple negotiation.

Party A：Dongsheng Pharmaceutical International Co., Ltd	Party B：Shanghai Wante Pharmaceutical Technology Co., Ltd

contact person：	contact person：

Tel：	Tel：

Fax：	Fax：

Annex 1: The list of the intellectual property transfer